Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amended Registration Statement of Eco Innovation Group, Inc. (the “Company”) on Form S-1/A of our report dated September 18, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of December 31, 2019 and 2018, and the statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years ended December 31, 2019, which report appears in the Prospectus, which is part of this amended Registration Statement.

We also consent to the reference to us under the caption “Experts” in the amended Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

September 18, 2020

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665

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